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                                                                    Exhibit 10.9


                   DEFERRED COMPENSATION PLAN FOR MICHAEL LEE

Plan of Deferred Compensation adopted by Tower Risk Management, Inc. (the "Company") in favor of Michael Lee, the Company's President.

                                   WITNESSETH

WHEREAS, the Company deems it desirable to implement and adopt a nonqualified deferred compensation plan (the "Plan") for the purpose of providing deferred compensation awards to Michael Lee, as the Board of Directors shall determine; and

WHEREAS, the Plan shall constitute an unfunded arrangement whereby awards will be made but not payable to Mr. Lee until his Payment Date; and

WHEREAS, the amounts so declared as Deferred Compensation under the Plan shall at all times until payment be fully subject to the claims of the Company's creditors; and


NOW THEREFORE in consideration of the premises and the mutual covenants provided for herein, the Plan is hereby adopted and shall have the terms hereinafter provided.

1. From time to time, the Company's Board of Directors shall meet and determine whether and to what extent non-qualified deferred compensation amounts shall be awarded (an "Award") to Michael Lee. In making each Award the Board shall specify the period of services for which the award is made and each Award shall be for services to be performed after the date of the Award.

2. Any Awards so made shall not be payable until the April 1, 2008, or upon the earlier death of Mr. Lee, except upon such earlier death the amount to be paid shall be prorated over the period specified when the Award was made. So if the award was for calendar year 2001 services, and Mr. Lee dies on June 30, 2001, only 50% of that Award will be payable.

3. The Award shall be forfeited, if, before the payment date, the Executive involved ceases to be employed by the Company because he voluntarily leaves the employ of the Company or his employment is terminated by the Company for Cause.

4. Any Awards made shall continue to be fully subject to claims of the Company's creditors until payment is made. All Awards shall bear interest from the date of grant until payment at an annual rate of seven percent (7%.). The Plan shall be an unfunded arrangement, with all awards being subject to the Company's creditors until payment, and there is no requirement to set aside or otherwise segregate any Award prior to the payment date.

5. The total amount of Awards to be made under this Plan, exclusive of interest, shall not exceed one million dollars ($1,000,000).
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6.    It is the intent and purpose of the Plan that awards made hereunder shall be neither taxable to Mr. Lee nor deductible by the Company until payment of the particular Award to Mr. Lee. This plan shall in all events be interpreted consistent with the foregoing sentence.

7. This Plan is being promulgated pursuant to the resolution adopted by the Company's Board of Directors at its meeting held on the date hereof.

IN WITNESS WFIEREOF the Plan has been duly adopted effective upon the date set forth below.

                                               /s/ Steven G. Fauth
                                              ------------------------------
                                                      Secretary

Dated: March 14, 2000